                                                                      EXHIBIT 99

                      [Genetronics News Release letterhead]

Contact:
Mervyn J. McCulloch
CFO
Genetronics Biomedical Corporation
858 597-6006

   GENETRONICS BIOMEDICAL LIMITED COMPLETES CORPORATE CONTINUATION TO DELAWARE


San Diego, CA., June 18, 2001 -- Genetronics Biomedical Ltd. (AMEX and TSE: GEB) today announced it completed a change in its jurisdiction of incorporation from Vancouver, British Columbia, Canada on Friday, June 15, 2001. The change was accomplished through a continuation of Genetronics Biomedical Ltd. into Genetronics Biomedical Corporation, a Delaware corporation.

Grant Denison, Jr., Genetronics President and CEO commented, "We are pleased with the overwhelming support that this proposal has received from our stockholders. This allows Genetronics to become a Delaware corporation with all the entitlements afforded by being incorporated in the United States."

The continuation into Delaware was approved by an overwhelming majority of Genetronics' stockholders at an extraordinary general meeting held on May 22, 2001. Ninety-nine percent of votes cast were in favor of the proposal to change the Company's jurisdiction of incorporation. The continuation was also approved by the Genetronics Board of Directors at a meeting held on June 8, 2001.

The continuation will not result in any change in Genetronics' business or assets, liabilities, net worth or management, nor will the continuation impair any creditors' rights. The continuation is not, in itself, a corporate reorganization, amalgamation or merger. The continuation into Delaware also allows Genetronics to operate under the flexible, highly developed and predictable Delaware corporate legal system.

The Company will continue to trade on the American and Toronto Stock Exchanges under the symbol "GEB." As part of the continuation, each share of Genetronics Biomedical Ltd. was automatically converted into one share of Genetronics Biomedical Corporation. It is not necessary for stockholders to exchange their existing stock certificates for stock certificates of the Delaware corporation. All new shares will be issued from the Delaware corporation. The Company will also change its fiscal year end from March 31 to December 31.

Genetronics will continue to operate through its wholly owned San Diego subsidiary, Genetronics, Inc. and specialize in targeted intracellular delivery of large molecule therapeutics. Concentrating on oncology and gene therapy, Genetronics is developing its proprietary platform technology, Electroporation Therapy, with the aim of enhancing patients' quality of life and providing safe, effective and comparatively low-cost treatment. In the field of oncology, development programs focus on diseases with high unmet need, including cancers of the head and neck, liver, pancreas and skin. Genetronics BTX Instrument Division, a leader in molecular delivery, featuring electroporation and electrofusion technology for the research laboratory, markets an extensive line of products for in vitro, ex vivo, and animal in vivo applications worldwide. More information can be found at www.genetronics.com.

        This press release contains certain forward-looking statements relating to the Company's plans to develop its electroporation drug delivery system. The availability of resources to support operations and plans for obtaining additional financing cannot be assured. Actual events or results may differ from the Company's expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market products. The American and Toronto Stock Exchanges have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

                                       ***


                                       2